Exhibit 99.1
Prospect Capital Announces Pricing of $150 Million of 5.5% 5.5-Year Unsecured Convertible Senior Notes Due August 2016
NEW YORK — (Market Wire) — February 14, 2011 — Prospect Capital Corporation (NASDAQ: PSEC, “Prospect” or “Company”) announced today the pricing of $150 million in aggregate principal amount of 5.5-year unsecured 5.5% Convertible Senior Notes Due 2016 (the “Notes”).
The Notes will be convertible into shares of Prospect’s common stock based on an initial conversion rate of 78.3699 shares of Prospect’s common stock per $1,000 principal amount of Notes, which is equivalent to an initial conversion price of approximately $12.76 per share of common stock, representing an approximately 10% conversion premium over the last reported sale price of Prospect’s common stock on February 14, 2011, which was $11.60 per share. The conversion price for the Notes will not be reduced for monthly cash dividends paid to common shares at or below the rate of 10.115 cents per share, subject to adjustment.
Interest on the Notes will be payable semiannually in arrears on February 15 and August 15 of each year, beginning August 15, 2011. The Notes will mature on August 15, 2016, unless previously converted in accordance with their terms. The Notes will be general unsecured obligations of Prospect, will rank equally in right of payment with Prospect’s existing and future senior unsecured debt, and will rank senior in right of payment to any potential subordinated debt, should any be issued in the future.
Prospect intends to use the net proceeds from the sale of the Notes to maintain balance sheet liquidity, including repayment of debt under its credit facility, investments in high quality short-term debt instruments or a combination thereof, and thereafter to make long-term investments in accordance with Prospect’s investment objectives. The Notes have no restrictions related to the type and security of assets in which Prospect might invest.
The Notes and the shares of common stock underlying the Notes have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any applicable state securities laws. The Notes will be offered only to qualified institutional buyers pursuant to Rule 144A promulgated under the Securities Act. Unless so registered, the Notes may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.
This press release shall not constitute an offer to sell or the solicitation of an offer to buy the Notes, nor shall there be any sale of these securities, in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state.
ABOUT PROSPECT CAPITAL CORPORATION
Prospect Capital Corporation is a closed-end investment company that lends to and invests in private and microcap public businesses. Our investment objective is to generate both current income and long-term capital appreciation through debt and equity investments.

We have elected to be treated as a business development company under the Investment Company Act of 1940 (“1940 Act”). We are required to comply with a series of regulatory requirements under the 1940 Act as well as applicable NASDAQ, federal and state rules and regulations. We have elected to be treated as a regulated investment company under the Internal Revenue Code of 1986. Failure to comply with any of the laws and regulations that apply to us could have an adverse effect on us and our shareholders.
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, whose safe harbor for forward-looking statements does not apply to business development companies. Any such statements, other than statements of historical fact, are highly likely to be affected by other unknowable future events and conditions, including elements of the future that are or are not under our control, and that we may or may not have considered; accordingly, such statements cannot be guarantees or assurances of any aspect of future performance. Actual developments and results are highly likely to vary materially from these estimates and projections of the future. Such statements speak only as of the time when made, and we undertake no obligation to update any such statement now or in the future.
For further information, contact:
Grier Eliasek, President and Chief Operating Officer
grier@prospectstreet.com
(212) 448-9577

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